Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Investor Contact:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com

Media Contact:
David Moon
312-255-4560
david.moon@diamondcluster.com

DIAMONDCLUSTER INTERNATIONAL REPORTS FOURTH QUARTER
AND FISCAL YEAR 2005 RESULTS
Fiscal Year Net Revenue Increases 25% to $193.2 million
Free Cash Flow increases 350% to $31.1 million

CHICAGO, April 28, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its fourth quarter of fiscal year 2005 (ended March 31, 2005).

Net revenue for the fourth quarter was $52.0 million, compared with $50.2 million for the third quarter of fiscal year 2005, and $43.0 million for the fourth quarter of the prior fiscal year. The Company reported net income of $24.3 million or $0.65 per diluted share for the fourth quarter, which included the reversal of a valuation allowance related to deferred tax assets in the United States. Without the reversal of the valuation allowance, income tax expense would have been $0.3 million in the quarter and net income would have been $0.16 per diluted share, compared with $0.09 per diluted share in the year-ago period.

Free cash flow (cash flow from operating activities less capital expenditures) in the fourth quarter of fiscal year 2005 was $7.1 million, compared with $4.8 million in the year-ago period. The Company ended the fourth quarter with a cash and short-term investment balance of $98.2 million. The Company repurchased $13.7 million of its stock during the fourth quarter of fiscal year 2005, and $31.5 million during the fiscal year. In April 2005, the Company’s Board of Directors approved a share repurchase authorization of an additional $50 million.

For the fiscal year ended March 31, 2005, net revenue was $193.2 million, up 25% compared with $154.8 million reported for fiscal year 2004. The Company reported net income of $37.3 million, or net income of $1.03 per diluted share for fiscal year 2005. Excluding the impact of the reversal of the deferred tax asset valuation allowance, income tax expense would have been $1.0 million for the fiscal year and net income would have been $0.52 per diluted share, compared with a loss of ($0.17) per diluted share in fiscal year 2004. Free cash flow for fiscal year 2005 was $31.1 million, compared with $6.9 million in fiscal year 2004.

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DiamondCluster International Fourth Quarter and FY2005 Results/Page 2

“We ended the fiscal year with a solid March quarter. As we reflect on our performance over the fiscal year, we’ve achieved our goals for top line growth, expanded margins, and increased revenue predictability,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “We remain optimistic about our future in terms of attracting and retaining talented people, working with the best clients in the world, and achieving 25 percent annual revenue growth.”

DiamondCluster served 75 clients in the fourth quarter of 2005, up from 65 clients in the fourth quarter of fiscal year 2004. In the fourth quarter of 2005, the Company added 20 new clients, and repeat clients represented 93% of net revenue. North American clients represented 73% of net revenue, and international clients represented 27% of net revenue.

As of March 31, 2005, DiamondCluster had 568 client-serving professionals, compared with 538 at December 31, 2004, and 481 at March 31, 2004. Annualized revenue per consultant was $376 thousand in the fourth quarter of fiscal year 2005, down slightly from $379 thousand in the prior quarter, and up from $367 thousand in the year-ago period. In North America, annualized revenue per consultant was $425 thousand in the fourth quarter.

“Our North American business had an outstanding fiscal 2005,” continued Bergstein. “We are expecting our international business to continue to recover in the June quarter and throughout fiscal year 2006. We anticipate net revenue in the June quarter to be in the range of $52 to $55 million, earnings per diluted share of $0.09 or $0.10, and free cash flow of $0 to ($2) million. For fiscal year 2006, we expect net revenue of $235 to $244 million, earnings per diluted share of $0.48 to $0.54 cents and free cash flow of $36 to $42 million.”

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, the Middle East and South America. To learn more, visit www.diamondcluster.com.

DiamondCluster International Fourth Quarter and FY2005 Results/Page 3

Conference Call

Management from DiamondCluster International will host a conference call today, April 28, 2005, at 8:00 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com.

Forward-Looking Statements

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the third quarter of fiscal year 2005, ended December 31, 2004.

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DiamondCluster International Fourth Quarter and FY2005 Results/Page 4

PRESS RELEASE
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$52,014	$43,032	$193,163	$154,785
Reimbursable expenses	7,090	6,709	26,612	22,329

Total revenue	59,104	49,741	219,775	177,114

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	33,331	29,851	127,611	114,054
Reimbursable expenses	7,090	6,709	26,612	22,329

Total project personnel expenses	40,421	36,560	154,223	136,383

GROSS MARGIN	18,683	13,181	65,552	40,731

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,057	1,069	7,697	4,395
Marketing and sales	1,269	1,007	3,776	2,948
Management and administrative support	9,743	9,012	35,837	35,207
Restructuring (benefit) expense	—	(258)	—	3,975

Total other operating expenses	13,069	10,830	47,310	46,525

INCOME (LOSS) FROM OPERATIONS	5,614	2,351	18,242	(5,794)

OTHER INCOME, NET	532	133	1,551	1,037

INCOME (LOSS) BEFORE INCOME TAXES	6,146	2,484	19,793	(4,757)

INCOME TAX (BENEFIT) EXPENSE	(18,203)	(717)	(17,541)	654

NET INCOME (LOSS)	$24,349	$3,201	$37,334	$(5,411)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.72	$0.10	$1.11	$(0.17)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.65	$0.09	$1.03	$(0.17)

SHARES USED IN COMPUTING BASIC INCOME (LOSS)	33,759	33,260	33,516	32,710
PER SHARE

SHARES USED IN COMPUTING DILUTED INCOME (LOSS)	37,623	35,498	36,281	32,710
PER SHARE

The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$2,978	$1,721	$12,527	$11,625
Professional development and recruiting	4	18	58	107
Marketing and sales	88	44	254	112
Management and administrative support	462	161	1,474	848

Total stock-based compensation	$3,532	$1,944	$14,313	$12,692

DiamondCluster International Fourth Quarter and FY2005 Results/Page 5

PRESS RELEASE
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
ASSETS	2005	2004

	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$42,270	$39,004
Short-term investments	55,975	42,300
Accounts receivable, net of allowance of $1,079 and $1,650 as of March 31, 2005 and 2004, respectively	22,044	23,219
Income taxes receivable	—	569
Deferred tax asset — current portion	9,819	—
Prepaid expenses and other current assets	6,005	10,373

Total current assets	136,113	115,465

Computers, equipment, leasehold improvements and software, net	5,145	6,473
Deferred tax asset — non-current portion	10,841	—
Other assets	1,573	729

Total assets	$153,672	$122,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,652	$6,250
Income taxes payable	1,611	—
Restructuring accrual, current portion	2,848	3,528
Other accrued liabilities	22,916	26,102

Total current liabilities	32,027	35,880

Restructuring accrual, less current portion	3,700	6,000

Total liabilities	35,727	41,880

Stockholders’ equity:
Common stock, 34,436 shares outstanding as of March 31, 2005 and 34,347 shares outstanding as of March 31, 2004	559,457	563,585
Stock-based compensation	(2,174)	(6,324)
Accumulated other comprehensive income	2,660	2,858
Accumulated deficit	(441,998)	(479,332)

Total stockholders’ equity	117,945	80,787

Total liabilities and stockholders’ equity	$153,672	$122,667

DiamondCluster International Fourth Quarter and FY2005 Results/Page 6

PRESS RELEASE
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$24,349	$3,201	$37,334	$(5,411)
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Restructuring charges (credits)	—	(258)	—	3,975
Depreciation and amortization	716	1,128	3,190	4,702
Write-down of net book value of property, plant, and equipment	32	429	71	774
Stock-based compensation	3,532	1,944	14,313	12,692
Deferred income taxes (benefits)	(20,633)	—	(20,633)	—
Tax benefits from employee stock plans	216	—	452	—
Changes in assets and liabilities:
Accounts receivable	(2,790)	(3,058)	1,951	(4,951)
Prepaid expenses and other	1,085	(3,028)	4,601	(3,929)
Accounts payable	210	773	(1,856)	1,085
Restructuring accrual	(833)	(1,272)	(2,980)	(8,800)
Other assets and liabilities	1,700	5,227	(3,607)	7,701

Net cash provided by operating activities	7,584	5,086	32,836	7,838

Cash flows from investing activities:
Net (purchases) redemptions of short-term investments	(8,950)	5,425	(13,675)	6,075
Capital expenditures, net	(527)	(303)	(1,763)	(935)
Other assets	55	47	151	843

Net cash provided by (used in) investing activities	(9,422)	5,169	(15,287)	5,983

Cash flows from financing activities:
Common stock issued	9,959	2,340	16,802	6,609
Purchase of treasury stock	(13,697)	(4,257)	(31,547)	(9,204)

Net cash used in financing activities	(3,738)	(1,917)	(14,745)	(2,595)

Effect of exchange rate changes on cash	(106)	(791)	462	825

Net increase (decrease) in cash and cash equivalents	(5,682)	7,547	3,266	12,051
Cash and cash equivalents at beginning of period	47,952	31,457	39,004	26,953

Cash and cash equivalents at end of period	$42,270	$39,004	$42,270	$39,004